UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2021

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 15, 2021, we completed our previously announced offering of $500,000,000 aggregate principal amount of 3.75% Senior Subordinated Notes due 2029 and related subsidiary guarantees (collectively, the “Notes”). The Notes are governed by the indenture, dated as of November 21, 2014, as supplemented by the Ninth Supplemental Indenture thereto, dated as of June 15, 2021, among us, the Guarantors as listed therein, and the Bank of New York Mellon Trust Company, N.A., as Trustee (as so supplemented, the “Indenture”), for the benefit of the holders of each Note. The Notes have been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement filed on November 13, 2019 on Form S-3, File No. 333-234681.

The net proceeds from the offering (after underwriters’ discounts and before expenses) were approximately $495.0 million. As previously disclosed, we intend to use the net proceeds of the offering to redeem our $500 million 5.5% senior subordinated notes due 2026 on June 24, 2021. In the interim, we intend to use the net proceeds to repay amounts outstanding under our U.S. credit agreement, repay various floor plan debt, and for general corporate purposes.

Interest on the Notes is payable on June 15 and December 15 of each year, beginning on December 15, 2021. The Notes mature on June 15, 2029, unless earlier redeemed or purchased by us. The Notes are our unsecured senior subordinated obligations and are guaranteed on an unsecured senior subordinated basis by our existing 100% owned U.S. subsidiaries.

We may redeem the Notes on or after June 15, 2024 at the redemption prices specified in the Indenture. At any time prior to June 15, 2024, we may redeem the notes at a redemption price equal to 100% of the principal thereof, plus an applicable make-whole premium, and any accrued and unpaid interest. In addition, we may redeem up to 40% of the Notes before June 15, 2024 with net cash proceeds from certain equity offerings at a redemption price equal to 103.750% of the principal thereof, plus accrued and unpaid interest.

If we experience certain “change of control” events specified in the Indenture, holders of the Notes will have the option to require us to purchase for cash all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest. In addition, if we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest.

The Indenture restricts our ability to, among other things, incur additional indebtedness; make certain distributions, investments and other restricted payments; create certain liens; sell assets; enter into transactions with affiliates; create restrictions on our ability to receive dividends or other payments from certain subsidiaries; and merge, consolidate or transfer all or substantially all of our assets.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness and certain events of bankruptcy and insolvency.

A copy of the Indenture is attached as Exhibit 4.1 to our Current Report on Form 8-K filed on November 21, 2014 and the Ninth Supplemental Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and each is hereby incorporated by reference herein. The form of Note (included as an Exhibit to the Ninth Supplemental Indenture filed as Exhibit 4.1 hereto) is filed as Exhibit 4.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit Index

Exhibit No.	Description
4.1	Ninth Supplemental Indenture dated June 15, 2021 among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.
4.2	Form of 3.75% senior subordinated note due 2029 (included within the Ninth Supplemental Indenture filed as Exhibit 4.1).
5.1	Opinion of Shane M. Spradlin, General Counsel of the Company.
23.1	Consent of Shane M. Spradlin, General Counsel of the Company (contained in Exhibit 5.1).
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

June 15, 2021	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President